For More Information
Investor Contacts:

Suzanne Craig
The Blueshirt Group for SMART Modular Technologies
415-217-7722
Suzanne@blueshirtgroup.com

Barry Zwarenstein
Senior Vice President and Chief Financial Officer
SMART Modular Technologies
510-624-8134
Barry.Zwarenstein@smartm.com

SMART Modular Technologies Repurchases and Retires
$26.2 Million of Senior Secured Floating Rate Notes Due 2012

NEWARK, CA – October 26, 2009 – SMART Modular Technologies (WWH), Inc. (“SMART” or the “Company”) (Nasdaq: SMOD), a leading independent manufacturer of memory modules, solid state drives, embedded computing subsystems, and TFT-LCD display products, today announced that it recently repurchased $26.2 million aggregate principal amount of its senior secured floating rate notes due 2012 (the “Notes”) at a discount. Using $25 million cash on hand, SMART paid 95.5% of the principal or face amount of the Notes to acquire and retire such debt early. The aggregate principal amount outstanding under the Notes is now $55.1 million, down from $81.3 million.

By using cash on hand to extinguish almost one-third of its long-term debt, SMART expects to save $1.5 million in annual interest expense based on the current interest rate under the Notes of approximately 5.8%. Earlier this month, SMART reported that it had approximately $147.7 million of cash and cash equivalents as of August 28, 2009 (the end of its fiscal 2009) and that it had generated operating cash flow of $52.5 million during fiscal 2009.

“We took advantage of an opportunity to repurchase a portion of our long-term debt at a discount. The repurchase utilized our excess cash to retire debt early and is accretive to income, while reducing leverage,” explained Barry Zwarenstein, SMART’s Senior Vice President and Chief Financial Officer. “On a long-term basis, we expect to generate positive cash flow from operations, which will further strengthen our balance sheet and enhance our financial flexibility.”

About SMART

SMART is a leading independent designer, manufacturer and supplier of electronic subsystems to original equipment manufacturers, or OEMs. SMART offers more than 500 standard and custom products to OEMs engaged in the computer, industrial, networking, gaming, telecommunications, and embedded application markets. Taking innovations from the design stage through manufacturing and delivery, SMART has developed a comprehensive memory product line that includes DRAM, SRAM, and Flash memory in various form factors. Under its Adtron brand, SMART also offers high performance, high capacity solid state drives for enterprise, defense/aerospace, industrial automation, medical, and transportation markets.  SMART’s Display Products Group designs, manufactures, and sells thin film transistors (TFT) liquid crystal display (LCD) solutions to customers developing casino gaming systems as well as embedded applications such as kiosk, ATM, point-of-service, and industrial control systems. SMART’s presence in the U.S., Europe, Asia, and Latin America enables it to provide its customers with proven expertise in international logistics, asset management, and supply-chain management worldwide. See www.smartm.com for more information.

Forward-Looking Statements

Statements contained in this press release, including the quotations attributed to Mr. Zwarenstein, that are not statements of historical fact, including any statements that use the words “will,” “believes,” “anticipates,” “estimates,” “expects,” “intends” or similar words that describe the Company’s or its management’s future expectations, plans, objectives, or goals, are “forward-looking statements” and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include projections regarding the Company’s financial performance, including ability to generate positive cash flow from operations, interest rates and interest expense.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to be materially different from the historical results and/or from any future results or outcomes expressed or implied by such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the post-closing integration of the businesses and product lines of SMART and Adtron, production or manufacturing difficulties, competitive factors, new products and technological changes, fluctuations in product prices and raw material costs and availability, dependence upon third-party vendors, customer demand, changes in industry standards or release plans, fluctuations in the quarterly effective tax rate, possible increases in previously estimated restructuring charges, lower than anticipated cash savings from restructuring, higher anticipated costs from increasing capacity, changes in interest rates and foreign currency exchange rates and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission including the Company’s Form 10-K for the fiscal year ended August 29, 2008, Form 10-Q for the quarter ended November 28, 2008, Form 10-Q for the quarter ended February 27, 2009, Form 10-Q for the quarter ended May 29, 2009, and Proxy filed on August 6, 2009. Such risk factors as outlined in these reports may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. The Company operates in a continually changing business environment and new factors emerge from time to time. The Company cannot predict such factors, nor can it assess the impact, if any, from such factors on the Company or its results. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company is not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.